[LETTERHEAD OF KPMG]

[LOGO]
KPMG

    Three Embarcardero Center
    San Francisco, CA 94111

January 6, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for Calypte Biomedical Corporation ("Calypte" or the "Company") and, under the date of February 7, 2003, except
Note 20, which is as of March 24, 2003, we reported on the consolidated financial statements of Calypte as of December 31, 2002 and 2001, and for the three years ended December 31, 2002. On December 23, 2003, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated December 23, 2003 and we agree with such statements except for the following:

1) we are not in a position to agree or disagree with the Company's statement that the change in auditors was recommended by the Audit Committee of the Board of Directors of the Company;

2) we are not in a position to agree or disagree with the Company's statement that at the time of KPMG's dismissal, the Audit Committee had completed its investigation, had reported the results of its investigation and associated recommendations to the Board of Directors, and the Board of Directors had approved such recommendations. At the time of our dismissal, we were not provided with the results of the investigation and associated recommendations and we were thus unable to determine whether an adequate investigation was conducted or whether appropriate conclusions were reached or actions taken;

3) we disagree with the statement that at the time of KPMG's dismissal, counsel for the Audit Committee had commenced to provide information to KPMG concerning the investigation conducted, conclusions reached and the actions taken by the Company. We did receive certain information related to the investigation. We did not receive any information related to the conclusions reached or the actions taken by the Company. We do not know whether counsel for the Audit Committee had begun to prepare other information to provide to KPMG at the time of our dismissal; and

4) we are not in a position to agree or disagree with the Company's statement that during the Company's two most recent fiscal years and through December 24, 2003, the Company has not consulted with OUM regarding either
      (i) the application of accounting principles to a specified

January 6, 2004
Securities and Exchange Commission
Page 2

      transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided that was an important factor considered by the Company in reaching a decision as to the accounting, auditing, or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is defined in Item
      304(a)(1)(iv)(A) of Regulation S-B and the related instructions to Item 304 of Regulation S-B.

                                       Very truly yours,

                                       /s/ KPMG LLP